Schedule 14A Information

                           Proxy Statement Pursuant to
                              Section 14(a) of the
                         Securities Exchange Act of 1934
                              (Amendment No. _____)

Filed by the Registrant    |x|

Filed by a Party other than the Registrant   | |

     Check the appropriate box:

| |  Preliminary Proxy Statement

| |  Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)
     (2))

|x|  Definitive Proxy Statement

| |  Definitive Additional Materials

| |  Soliciting Material Pursuant to Section 240.14a-11(c) or Section 240.14a-12

        Capital Associates, Inc.
     --------------------------------------------
     (Name of Registrant as Specified in Charter)

- --------------------------------------------------------------------------------
(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

|x|  $125 per Exchange Act Rules 0-11(c)(1)(ii) or 14a-6(i)(1), or 14a-6(i)(2)

| |  $500 per each party to the controversy pursuant to Exchange Act  Rule 14a-6
     (1)(3)

| |  Fee computed on table below per Exchange Act Rules 14a-6(i)(4)and 0-11

(1)  Title of each class of securities to which transaction applies:

- --------------------------------------------------------------------------------

(2)  Aggregate number of securities to which transaction applies:

- --------------------------------------------------------------------------------

(3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

- --------------------------------------------------------------------------------

(4)  Proposed maximum aggregate value of transaction:

- --------------------------------------------------------------------------------

(5)  Total fee paid:

|x|  Fee paid previously with preliminary materials

     | | Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(1)      Amount Previously Paid:

- --------------------------------------------------------------------------------

(2)      Form, Schedule or Registration Statement No.:

- --------------------------------------------------------------------------------

(3)      Filing Party:

- --------------------------------------------------------------------------------

(4)      Date Filed:

- --------------------------------------------------------------------------------

                            CAPITAL ASSOCIATES, INC.
                           7175 West Jefferson Avenue
                            Lakewood, Colorado 80235

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                                October 25, 1996


To the Stockholders of
Capital Associates, Inc.:

              The 1996 Annual Meeting of Stockholders (the "Annual Meeting") of Capital Associates, Inc., a Delaware corporation (the "Company"), will be held on Friday, October 25, 1996, starting at 8:30 a.m. (local time), in the Wadsworth Room of the Holiday Inn, 7390 West Hampden Avenue, Lakewood, Colorado, for the following purposes:

              1. to elect directors of the Company to serve until the next annual meeting of stockholders or until their successors are duly elected and qualified;

              2. to approve the 1996 Stock Option Plan of Capital Associates, Inc.;

              3. to ratify the selection by the Board of Directors (the "Board") of KPMG Peat Marwick LLP as independent auditors of the Company for the 1997 fiscal year; and

              4. to transact such other business as may properly come before the Annual Meeting, or any adjournment(s) or postponement(s) thereof.

              The Board has fixed the close of business on Friday, August 30, 1996, as the record date for determining the stockholders entitled to notice of, and to vote at, the Annual Meeting. A complete list of stockholders entitled to vote at the Annual Meeting will be available for examination during normal business hours by any stockholder of the Company, for any purpose germane to the Annual Meeting, for a period of ten (10) days prior to the Annual Meeting at the Company's offices located at the address set forth above.

              A copy of the Company's Annual Report for the fiscal year ended May 31, 1996, a Proxy Statement and a proxy card accompany this notice. These materials are first being sent to stockholders on or about September 16, 1996.

              Stockholders are cordially invited to attend the Annual Meeting in person. However, to assure your representation at the Annual Meeting, please complete and sign the enclosed proxy card and return it promptly. If you choose, you may still vote in person at the Annual Meeting even though you previously submitted a proxy card.

                                          By Order of the Board of Directors,

                                          JACQUELYN KILMER
                                          Secretary

Lakewood, Colorado
September 16, 1996

                            CAPITAL ASSOCIATES, INC.
                           7175 West Jefferson Avenue
                            Lakewood, Colorado 80235

                                 PROXY STATEMENT

                         Annual Meeting of Stockholders
                     To Be Held on Friday, October 25, 1996


              ON NOVEMBER 2, 1995, CAPITAL ASSOCIATES, INC. (THE "COMPANY"), EFFECTED A ONE-FOR-TWO REVERSE SPLIT OF ITS COMMON STOCK, $.008 PAR VALUE PER SHARE (THE "COMMON STOCK") (THE "REVERSE STOCK SPLIT"). SEE "REVERSE STOCK SPLIT" BELOW. EXCEPT WHERE CLEARLY INDICATED OTHERWISE, ALL SHARE AMOUNTS SET FORTH HEREIN ARE EXPRESSED ON A POST-REVERSE STOCK SPLIT BASIS.

              This Proxy Statement and the accompanying proxy card are being furnished to the stockholders of the Company, in connection with the solicitation of proxies by and on behalf of the Board of Directors of the Company (the "Board") for use at the Company's 1996 Annual Meeting of Stockholders to be held on Friday, October 25, 1996, at 8:30 a.m. (local time), in the Wadsworth Room of the Holiday Inn, 7390 Hampden Avenue, Lakewood, Colorado, and at any adjournment(s) or postponement(s) thereof (the "Annual Meeting"). This Proxy Statement, the accompanying proxy card and the Company's Annual Report (the "Annual Report") for the fiscal year ended May 31, 1996 ("Fiscal 1996"), are first being mailed to stockholders on or about September 16, 1996. The Annual Report is not to be considered a part of the Company's proxy solicitation materials.


                            PURPOSE OF ANNUAL MEETING

              At the Annual Meeting, stockholders will be asked to (1) elect six directors of the Company to serve until the next annual meeting of stockholders or until their successors are duly elected and qualified; (2) approve the 1996 Stock Option Plan of Capital Associates, Inc. (the "1996 Plan"); (3) ratify KPMG Peat Marwick LLP as the Company's auditors for the year ending May 31, 1997 ("Fiscal 1997"); and (4) transact such other business as may properly come before the Annual Meeting.

              The affirmative vote of the holders of a majority of the shares of Common Stock present or represented at the Annual Meeting and constituting a quorum is required for the election of directors, approval of the 1996 Plan and ratification of the Company's auditors.

              The Board recommends a vote "FOR" (1) the election of the six nominees for directors of the Company listed below, (2) approval of the 1996 Plan and (3) ratification of KPMG Peat Marwick LLP as the Company's auditors for Fiscal 1997.

                            QUORUM AND VOTING RIGHTS

              The presence, in person or by proxy, of the holders of a majority of the outstanding shares of Common Stock is necessary to constitute a quorum at the Annual Meeting. Only stockholders of record at the close of business on Friday, August 30, 1996 (the "Record Date"), will be entitled to notice of, and to vote at, the Annual Meeting. As of the Record Date, there were 5,001,994 shares of Common Stock outstanding and entitled to vote. Holders of Common Stock as of the Record Date are entitled to one vote for each share held.

              All shares of Common Stock represented by properly executed proxies will, unless such proxies have previously been revoked, be voted in accordance with the instructions indicated in such proxies. If no such instructions are indicated, such shares will be voted in favor of (i.e., "FOR")
(1) the election of the six nominees for directors of the Company  listed below,
(2) approval of the 1996 Plan and (3) ratification of KPMG Peat Marwick LLP as the Company's auditors for Fiscal 1997. Broker non-votes will be counted as shares present for quorum purposes, but otherwise will not count for any purpose in determining whether a proposal has been approved. Abstentions will be counted as shares present for quorum purposes, but otherwise will count as a vote against the applicable proposal.

              Any stockholder executing a proxy has the power to revoke such proxy at any time prior to its exercise. A proxy may be revoked by (1) filing with the Company a written revocation of the proxy, (2) appearing at the Annual Meeting and casting a vote contrary to that indicated on the proxy or (3) submitting a duly executed proxy bearing a later date.

              The cost of preparing, printing, assembling and mailing this Proxy Statement and other material furnished to stockholders in connection with the solicitation of proxies will be borne by the Company. In addition to the solicitation of proxies by use of the mails, officers, directors and regular employees of the Company may solicit proxies by written communication, telephone, telegraph or personal call. These persons are to receive no special compensation for any solicitation activities. The Company will reimburse banks, brokers and other persons holding Common Stock in their names, or those of their nominees, for their expenses in forwarding proxy solicitation materials to beneficial owners of Common Stock.


                              ELECTION OF DIRECTORS

NOMINEES

              The Board currently consists of seven members: William H. Buckland, James D. Edwards, Gary M. Jacobs, Dennis J. Lacey, William B. Patton, Jr., Robert A. Sharpe II and James D. Walker. All of the directors were elected at the 1995 annual meeting of stockholders of the Company (the "1995 Annual Meeting"). Mr. Patton is not standing for reelection at the Annual Meeting.

              The Board proposes that the six individuals listed below as nominees be elected as directors of the Company to hold office until the next annual meeting of stockholders or until their successors are duly elected and qualified. Each nominee has consented to serve if elected to the Board. In the event that any nominee is unable to serve as a director at the time of the Annual Meeting (which is not expected), proxies with respect to which no contrary direction is made will be voted "FOR" such substitute nominee as shall be designated by the Board to fill the vacancy.

              The names of the nominees, their ages at the Record Date and certain other information about them are set forth below:

     Nominee            Age     Position(s) with Company        Director Since
     -------            ---     ------------------------        --------------

William H. Buckland     51              Director                     1995

James D. Edwards        56              Director                     1987

Gary M. Jacobs          49              Director              1978-1990 and 1994

Dennis J. Lacey         43      Chief Executive Officer,             1991
                                 President and Director

James D. Walker         51      Chairman of the Board and            1994
                                           Director
- ------------------------------------------

              Mr. Buckland is Chairman of the Board, Secretary, Treasurer, a director and 50% stockholder of MCC Financial Corporation, an aircraft and equipment lessor ("MCC"). Immediately prior to the purchase of MCC in 1988, Mr. Buckland held, from 1978 to 1988, a number of executive positions at Fairchild Industries, Inc. Mr. Buckland is also a director of MCC Aircraft Leasing I, Inc., MCC World Aviation Associates, Inc., and Capital Associates International, Inc., a wholly-owned subsidiary of the Company ("CAII").

              Mr. Edwards is currently retired. From May 1989 to May 1995, Mr. Edwards was President, Chief Executive Officer and a director of Tricord Systems, Inc., a computer hardware and software development firm. From 1987 to 1989, Mr. Edwards was President and Chief Executive Officer of Telwatch, Inc., a telecommunications firm. From 1983 to 1987, Mr. Edwards held various executive positions with AT&T, including President of AT&T Computer Systems. Prior to 1983, Mr. Edwards held executive positions with IBM Corporation, Xerox Corporation and Bausch & Lomb. Mr. Edwards is also a director of Chatcom, Inc., Netstar, Inc., and CAII.

              Mr. Jacobs is Executive Vice President and Secretary of Corporate Express, Inc., an office products supply company ("CEI"). From 1992 to July 1995, Mr. Jacobs was also Chief Financial Officer of CEI. From 1990 through November 1992, Mr. Jacobs served as the President and Chief Executive Officer of Boulder Retail Finance Corporation, an investment firm controlled by Mr. Jacobs. From 1978 through mid- 1990, Mr. Jacobs served as Executive Vice President and in various other senior executive positions with the Company and CAII. Prior to joining the Company, Mr. Jacobs served as a director of finance for Storage Technology Corporation, a public company which manufactures computer peripheral devices. Mr. Jacobs served as a director of the Company and CAII from 1978 through mid-1990 and is currently a director of Boulder Retail Finance Corporation and CAII.

              Mr. Lacey joined the Company as Vice President, Operations, in October 1989. Mr. Lacey was appointed Treasurer on January 1, 1991, Chief Financial Officer on April 11, 1991, a director on July 19, 1991, and President and Chief Executive Officer on September 6, 1991. Prior to joining the Company, Mr. Lacey was an audit partner for the public accounting firm of Coopers & Lybrand. Mr. Lacey is also a director and senior officer of CAII, CAI Equipment Leasing I Corp., CAI Equipment Leasing II Corp., CAI

Equipment Leasing III Corp., CAI Equipment Leasing IV Corp., CAI Equipment Leasing V Corp., CAI Leasing Canada, Ltd., CAI Partners Management Company, CAI Securities Corporation, CAI Lease Securitization I Corp., CAI-UBK Equipment Corp., and Capital Equipment Corporation (collectively referred to herein as the "CAI Affiliates"), all of which are first- or second-tier wholly-owned subsidiaries of the Company. Mr. Lacey is also a director of Guaranty National Corporation.

              Mr. Sharpe is currently Executive Vice President of Fairchild Fasteners. From July 1994 through June 1996, Mr. Sharpe was Vice President, Corporate Development of Smithfield Foods, Inc. Prior to joining Smithfield Foods, Inc., Mr. Sharpe had a ten year career in corporate banking. From 1987 through June 1994, Mr. Sharpe served in a number of capacities at NationsBank Corporation, including Senior Vice President in charge of Mid-Atlantic Corporate Banking relationships for NationsBank Corporation. Mr. Sharpe is also a director of the Fairchild Corporation.

              Mr. Walker is President, Chief Executive Officer, a director and 50% stockholder of MCC. He has held these positions since 1988. Prior to that time, Mr. Walker was involved in equipment lease management with Thomson McKinnon Securities and Finalco, Inc. Prior to that, Mr. Walker held marketing and engineering positions with IBM Corporation and TRW, Inc. Mr. Walker is also a director of CAII.


BOARD COMMITTEES AND MEETINGS

              The Board held a total of four (4) regular meetings during Fiscal 1996 and three (3) special meetings. The Board currently has an Audit and Finance Committee, Compensation and Operations Committee, Nominating Committee and Executive Committee. During the period June 1995 through October 1995, the Company also had a Special Committee which completed its work in October 1995 and terminated thereafter.

              Through October 1995, the Audit Committee consisted of Messrs. Buckland, Jacobs and Peter F. Schabarum (who did not stand for reelection as a director at the 1995 Annual Meeting). Mr. Schabarum resigned from the Audit Committee in October 1995. In February 1996, the Board changed the name of the Audit Committee to the Audit and Finance Committee and appointed Messrs. Lacey and Sharpe to the Audit and Finance Committee. The Audit and Finance Committee (and its predecessor, the Audit Committee) held a total of four (4) meetings during Fiscal 1996. The Audit and Finance Committee recommends selection of the Company's independent auditors and is primarily responsible for reviewing recommendations made by the Company's independent auditors, evaluating the Company's adoption of such recommendations and evaluating, and making recommendations with respect to, the Company's internal audit functions and certain finance matters. Mr. Jacobs currently serves as the Chairman of the Audit and Finance Committee.

              Through February 1996, the Compensation Committee consisted of Messrs. Edwards, Patton (who is not standing for reelection at the Annual Meeting) and Walker. In February 1996, the Board changed the name of the Compensation Committee to the Compensation and Operations Committee and appointed Mr. Lacey to the Compensation and Operations Committee. The Compensation and Operations Committee (and its predecessor, the Compensation Committee) held a total of five (5) meetings during Fiscal 1996. The Compensation and Operations Committee is responsible for initiating, evaluating and recommending to the Board amendments to the Company's compensation plans and overseeing certain operations matters. Mr. Patton (who is not standing for reelection at the Annual Meeting) currently serves as the Chairman of the Compensation and Operations Committee.

              During Fiscal 1996, the Nominating Committee consisted (and currently consists) of Messrs. Lacey, Patton (who is not standing for reelection at the Annual Meeting) and Walker. The Nominating Committee held two (2) meetings during Fiscal 1996. The Nominating Committee recommends to the Board nominees for appointment to the Board and nominees for the slate of directors to be voted on by the Company's stockholders at the annual meetings. On August 26, 1996, the Nominating Committee approved and recommended to the Board, and the Board ratified and approved, the slate of directors to be voted on at the Annual Meeting. The Nominating Committee will consider nominees recommended by stockholders in accordance with the procedures described in "Stockholder Proposals" below. Mr. Walker currently serves as the Chairman of the Nominating Committee.

              During Fiscal 1996, the Executive Committee consisted (and currently consists) of Messrs. Buckland, Lacey and Walker. The Executive Committee held a total of twelve (12) meetings during Fiscal 1996. The Executive Committee is responsible for (1) overseeing, reviewing and consulting with senior management, and approving certain actions of senior management, concerning the execution and implementation of the Company's business plan, (2) approving certain material lease transactions, (3) approving promotions and compensation adjustments for all employees below the senior vice president level and (4) performing such other duties as may be assigned to it by the Board from time to time.

              In June 1995, the Board created a Special Committee to review the possible acquisition of a financial services company affiliated with MCC. The Special Committee consisted of Messrs. Buckland, Edwards, Jacobs and Lacey. The Special Committee held three (3) meetings during Fiscal 1996. The Special Committee completed its work and terminated in late October 1995.

              During Fiscal 1996, all directors (including Mr. Schabarum through the date of his resignation from the Board and Mr. Sharpe for the period commencing on the date he was elected to the Board) attended over 75% of the aggregate number of regular meetings of the Board, and all members of the Audit and Finance Committee, Compensation and Operations Committee, Nominating Committee, Executive Committee and Special Committee attended over 75% of the aggregate number of their respective committee meetings.


DIRECTOR COMPENSATION

              The Board amended and restated the Company's Board of Directors Compensation Policy in Fiscal 1996 (the "Amended Policy"), effective on and as of October 26, 1995. Pursuant to the Amended Policy, the Company pays each director who is not an officer of the Company (a "Non-Employee Director") (1) a $3,750 quarterly retainer ($5,000 in the case of the Chairman of the Board), (2) $1,000 for each Board meeting attended, (3) $1,000 for each committee meeting (other than Executive Committee meetings) attended, (4) consulting fees for consulting services at a rate approved by the Board in advance of the commencement of any consulting assignment and (5) all reasonable out-of-pocket expenses of attending such meetings and performing any consulting services for the Company. Pursuant to the Amended Policy, the Company paid each Non-Employee Director who served as a member of the Executive Committee $187,500 for services rendered during Fiscal 1996.

              The following table sets forth the amount of quarterly retainer fees, meeting fees, Executive Committee fees, consulting fees and total fees paid to each of the Non-Employee Directors who served as directors at any time during Fiscal 1996:


=========================================================================================================
Directors                 Quarterly        Meeting          Executive          Consulting        Total(1)
- ---------                 Retainer         Fees             Committee          Fees              --------
                          ---------        -------          Fees               ----------
                                                            ---------
- ---------------------------------------------------------------------------------------------------------
William H. Buckland       $15,000          $12,000 (6)      $135,334 (13)      $0                $162,334
- ---------------------------------------------------------------------------------------------------------
James D. Edwards          $15,000          $15,000 (7)      $0                 $0                $ 30,000
- ---------------------------------------------------------------------------------------------------------
Gary M. Jacobs            $15,000          $14,000 (8)      $0                 $0                $ 29,000
- ---------------------------------------------------------------------------------------------------------
William B. Patton, Jr.    $17,075 (2)      $14,000 (9)      $0                 $0                $ 31,075
- ---------------------------------------------------------------------------------------------------------
Robert A. Sharpe II       $ 8,942 (3)      $ 4,000 (10)     $0                 $0                $ 12,942
- ---------------------------------------------------------------------------------------------------------
James D. Walker           $17,926 (4)      $17,000 (11)     $135,334 (14)      $0                $170,260
- ---------------------------------------------------------------------------------------------------------
Peter F. Schabarum        $ 6,058 (5)      $ 7,000 (12)     $0                 $0                $ 13,058
=========================================================================================================

(1) These amounts do not include (a) expense reimbursements paid to the Non-Employee Directors during Fiscal 1996 and (b) the value of stock options that were granted to the Non-Employee Directors in Fiscal 1996 and prior fiscal years that vested during Fiscal 1996.

(2) Mr. Patton elected to defer receipt of all of these fees beyond the close of Fiscal 1996. Mr. Patton resigned as Chairman of the Board effective October 31, 1995, and his quarterly retainer decreased to $3,750 per quarter starting with the third quarter of Fiscal 1996. Mr. Patton's quarterly retainer for the second quarter of Fiscal 1996 was $4,574 (the prorated amount based on the number of days that he served as Chairman of the Board during the second quarter of Fiscal 1996).

(3) This is the prorated amount of the quarterly retainers for Fiscal 1996, commencing on October 27, 1995, the date Mr. Sharpe was elected to the Board.

(4) Mr. Walker's quarterly retainer increased to $5,000 per quarter starting with the third quarter of Fiscal 1996. Mr. Walker's quarterly retainer for the second quarter of Fiscal 1996 was $4,176 (the prorated amount based on the number of days that he served as Chairman of the Board during the second quarter of Fiscal 1996). At Mr. Walker's instructions, the Company paid (a) $4,000 of accrued Board fees otherwise payable to Mr. Walker to MCC World Aviation, a corporation owned 50% by Mr. Buckland and 50% by Mr. Walker ("MCC Aviation") and
         (b) $2,926 (of the $17,926) of quarterly retainer amounts payable to Mr. Walker to MCC Aviation.

(5) This is the prorated amount payable to Mr. Schabarum through October 26, 1995, the date he ceased to be a director.

(6)      Consists  of  $1,000  per  meeting  for (a)  three  (3)  special  Board meetings, (b) four (4) regular Board meetings and (c) five (5) committee meetings.

(7) Consists of $1,000 per meeting for (a) three (3) special Board meetings, (b) four (4) regular Board meetings and (c) eight (8) committee meetings.

(8) Consists of $1,000 per meeting for (a) three (3) special Board meetings, (b) four (4) regular Board meetings and (c) seven (7) committee meetings. Mr. Jacobs elected to defer receipt of all of these fees beyond the close of Fiscal 1996.

(9) Consists of $1,000 per meeting for (a) three (3) special Board meetings, (b) four (4) regular Board meetings and (c) seven (7) committee meetings. Mr. Patton elected to defer receipt of all of these fees beyond the close of Fiscal 1996.

(10) Consists of $1,000 per meeting for (a) two (2) regular Board meetings and (b) two (2) committee meetings. Mr. Sharpe elected to defer receipt of $2,000 of these fees beyond the close of Fiscal 1996.

(11) Consists of $1,000 per meeting for (a) three (3) special Board meetings, (b) four (4) regular Board meetings, (c) six (6) committee meetings and (d) $4,000 of accrued fees earned in the fiscal year ended May 31, 1995 ("Fiscal 1995").

(12) Consists of $1,000 per meeting for (a) three (3) special Board meetings, (b) two (2) regular Board meetings and (c) two (2) committee meetings.

(13) Consists of (a) $5,667 of retainer and meeting fees accrued from Fiscal 1995 and (b) $129,667 of retainer and meeting fees for Fiscal 1996.

(14) Consists of (a) $5,667 of retainer and meeting fees accrued from Fiscal 1995 and (b) $129,667 of retainer and meeting fees for Fiscal 1996.

              On June 1, 1995, the Company granted to each of the Non-Employee Directors (including Mr. Schabarum, but not including Mr. Sharpe who did not become a director until October 27, 1995) an option under the Non-Employee Director Stock Option Plan of Capital Associates, Inc. (the "Non-Employee Director Plan"), to acquire 5,000 shares of Common Stock at an exercise price of $1.375 per share (the "1996 Director Options"), subject to the stockholders of the Company approving the Non-Employee Director Plan, which they did at the 1995 Annual Meeting. All of the 1996 Director Options (other than Mr. Schabarum's 1996 Director Options which terminated upon his resignation from the Board) vested in full on May 31, 1996. Mr. Lacey, a director and employee of the Company, is not eligible to participate in the Non-Employee Director Plan. On October 27, 1995, the Company granted to Mr. Sharpe a 1996 Director Option under the Non-Employee Director Plan to acquire 2,959 shares of Common Stock at an exercise price of $1.75 per share, which vested in full on May 31, 1996.

              On September 18, 1995, the Company granted to each of Messrs. Buckland and Walker (the two Non-Employee Director members of the Executive Committee) (1) a stock option under the Non-Employee Director Plan to acquire 1,666.5 shares of Common Stock at an exercise price of $1.9063 per share (the "1995 Executive Committee Options"), which vested in full on the grant date, and
(2) a stock option under the Non- Employee Director Plan to acquire an additional 5,000 shares of Common Stock at an exercise price of $1.9063 per share (the "1996 Executive Committee Options"), which vested in full on May 31, 1996. The grant of the 1995 and 1996 Executive Committee Options were subject to the stockholders of the Company approving the Non-Employee Director Plan, which they did at the 1995 Annual Meeting.


COMPENSATION AND OPERATIONS COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

              The Compensation Committee consists of Messrs. Edwards, Patton (who is not standing for reelection at the Annual Meeting) and Walker. In February 1996, the Board changed the name of the Compensation Committee to the Compensation and Operations Committee. Messrs. Edwards, Patton and Walker are directors of the Company. However, none of the three of them is, was or ever has been an officer or employee of the Company. Messrs. Edwards, Patton and Walker also are directors of CAII, Mr. Walker is a director, officer and 50% stockholder of MCC, which owns of record 2,138,369 shares of Common Stock and has the right to purchase from Messrs. Durliat and Jacobs (and holds proxies from Messrs. Durliat and Jacobs to vote) an additional 695,000 shares of Common Stock. Mr. Patton is a director of Media Vision and Prolog Corporation.

              CAII and MCC entered into an Aircraft Remarketing Agreement in September 1992 (the "Aircraft Agreement"), pursuant to which CAII retained MCC to be its agent in remarketing certain aircraft for CAII for compensation payable by CAII to MCC in the amount of 4% (or such other amount as agreed to by the parties) of the gross sales proceeds or gross rental proceeds from each such remarketing transaction. The Aircraft Agreement terminated on September 6, 1995. CAII paid no remarketing fees to MCC in Fiscal 1996.

                               EXECUTIVE OFFICERS

              The following table sets forth (i) the names of the executive officers, (ii) their ages at the Record Date and (iii) the capacities in which they serve the Company:


  Name of Individual      Age             Capacities in Which Served
  ------------------      ---             --------------------------

Dennis J. Lacey           43         Chief Executive Officer; President; and
                                     Director

John E. Christensen       48         Senior Vice President, Finance; Chief
                                     Financial Officer; and Treasurer

David L. Fabian           48         Senior Vice President, Corporate Services

John F. Olmstead          52         Senior Vice President, Public Equity

Robert A. Golden          50         Vice President and National Sales Manager
   ------------------------------------------

              See "Election of Directors - Nominees" above for a description of Mr. Lacey's background and the positions held by Mr. Lacey with the Company.

              John E. Christensen joined the Company as Vice President and Treasurer in November 1988. From November 1988 to January 1991, Mr. Christensen served as Vice President and Treasurer of CAII. From January 1991 to October 1991, Mr. Christensen served as Senior Vice President, Operations, and as the principal accounting officer of the Company. In October 1991, Mr. Christensen was promoted to Senior Vice President, Finance, Chief Financial Officer and Treasurer. Prior to joining the Company, Mr. Christensen was employed from 1986 with Maxicare Health Plans, Inc., as its Vice President and Treasurer. Before that, Mr. Christensen held senior management positions with Global Marine, Inc. and Santa Fe International, Inc. Mr. Christensen is a director and officer of Whitewood Equipment Corporation, a wholly-owned subsidiary of CAII, and all of the CAI Affiliates (other than CAII and CAI Leasing Canada, Ltd.). Mr. Christensen is an officer, but not a director, of CAII and CAI Leasing Canada, Ltd.

              David L. Fabian is Senior Vice President, Corporate Services, of the Company. Mr. Fabian joined the Company in his current position in April 1991. Prior to joining the Company, he was Vice President of Human Resources for MAI Systems Corporation, Vice President of Human Resources for Contel Computer Systems and Vice President of Human Resources for TRW-Fujitsu. Before that, he held human resources positions for eleven years with Data General and Honeywell Information Systems. Mr. Fabian is an officer, but not a director, of CAII.

              John F. Olmstead is Senior Vice President, Public Equity, of the Company. Mr. Olmstead joined the Company as a Vice President in December 1988. He was promoted to his current position in September 1991. From 1969 through 1983, Mr. Olmstead co-founded Finalco, Inc., an independent leasing company, and served as a senior officer of Finalco Corporation. From 1983 through the present, Mr. Olmstead has served as Chairman of the Board of Neo-kam Industries, Inc., Matchless Metal Polish Company, Inc., and ACL, Inc. Mr. Olmstead is a director and officer of all of the CAI Affiliates (other than CAII and CAI Leasing Canada, Ltd). Mr. Olmstead is an officer, but not a director, of CAII and CAI Leasing Canada, Ltd.

              Robert A. Golden is Vice President and the National Sales Manager of the Company. Mr. Golden joined the Company in 1993 as a Branch Manager. He was promoted to his current position in September 1994. Prior to joining the Company, he was an Executive Vice President with the U.S. Funds Group, President of BoCon Capital Group and Vice President with Ellco/GE Capital for fifteen years. Mr. Golden is an officer, but not a director, of CAII.


EXECUTIVE COMPENSATION

              COMPENSATION AND OPERATIONS COMMITTEE REPORT. The Compensation and Operations Committee is composed currently of Messrs. Edwards, Patton (who is not standing for reelection at the Annual Meeting) and Walker, all of whom are Non-Employee Directors, and responsible for setting and administering the policies which govern both the annual compensation and stock ownership programs for all employees, officers and directors of the Company. The Company's compensation programs are designed to (1) relate the level of compensation paid to individual executive officers and all executive officers as a group to the Company's success in meeting its annual and long-term performance goals and business plan(s), (2) reward individual, group and team achievement(s), (3) attract and retain executives capable of leading the Company to meet its performance and business plan goals and (4) motivate executive officers to enhance long-term stockholder value.

              The Compensation and Operations Committee annually evaluates the total cash compensation (including base salary and incentive cash compensation) paid to, Common Stock ownership of and stock option ownership of the Company's executive officers, including its Chief Executive Officer, in light of corporate performance compared with the Company's business plan and the performance of other independent leasing companies. The Company has considered and will continue to consider the potential impact of Section 162(m) of the Internal Revenue Code of 1986, as amended. Section 162(m) disallows a tax deduction for any publicly-held corporation for individual compensation exceeding $1 million in any taxable year for the named executive officers, unless compensation is performance based. Since the targeted cash compensation of each of the named executive officers is well below the $1 million threshold and any stock options granted under any existing employee stock option plan (and it is anticipated that any stock options granted under the 1996 Plan) will meet the requirement of being performance based, the Compensation and Operations Committee believes that this section will not reduce the tax deduction available to the Company. The Company's policy is to qualify to the maximum extent possible its executives' compensation for deductibility under applicable tax laws.

              The Company's Fiscal 1996 executive officer compensation program was composed entirely of base salary compensation and cash bonuses. The base salary compensation of each of the Company's executives was established with survey data of compensation paid by other independent leasing companies and was within the salary range for executives performing similar duties and having similar responsibilities at such other companies. The Compensation and Operations Committee also relied, in part, on other subjective considerations in setting executive officer compensation levels based on the Company's overall performance goals.

              In October 1995, the Compensation and Operations Committee approved the Capital Associates Cash Incentive Bonus Plan for the Fiscal Year Ending May 31, 1996 (the "1996 Cash Bonus Plan"). The maximum amount of the bonus pool for senior executive officers (including the Chief Executive Officer) was $479,000, which vested in increasing percentages (i.e., 15%, another 20%, another 30% and another 35% of the aggregate bonus pool) as the Company achieved certain earnings targets. Each executive officer's share of the bonus pool amount was based, in part, on the Company achieving certain earnings targets and, in part, on the officer achieving his personal performance targets (which were identified in an attachment to the 1996 Cash Bonus Plan). In setting the earnings targets, the personal performance targets and the vesting percentages in the 1996 Cash Bonus Plan, the Compensation and Operations Committee sought to motivate management to increase operating earnings in a responsible manner and with a view to establishing a basis for sustained growth of the Company's stock price all in the context of (1) the Company's performance against its Fiscal 1996 business plan, (2) the percentage of earnings from ordinary operations as opposed to extraordinary or non-recurring transactions and (3) the performance of the Company's Common Stock during Fiscal 1996. Based on the foregoing, and in recognition of (a) the significant improvement in the Company's net income from operations (adjusted for one-time items in Fiscal
1996) as compared to Fiscal 1995 (despite certain one-time charges that were taken during Fiscal 1996) and (b) the increase in the stock price, the Compensation and Operations Committee approved a bonus amount of $150,500 for all of the senior officers, $50,000 of which was awarded to Mr. Lacey. See "Summary Compensation Table" for a discussion of the bonuses awarded to the Named Executive Officers, as defined below.

              The Compensation and Operations Committee reviewed the Common Stock and stock option ownership of the Company's executives at the beginning of Fiscal 1996. Based on that review, the Compensation and Operations Committee determined that increases in the price of the Common Stock during Fiscal 1996, assuming the Company met its financial goals in Fiscal 1996, would be sufficient to reward the Company's executives, each of whom owns Common Stock and stock options as the result of compensation awards in prior fiscal years, for outstanding performance in Fiscal 1996, and, therefore, did not make any additional Common Stock awards or stock option grants to the executive officers during Fiscal 1996, except for the grant, in October 1995, of options to acquire 75,000 shares of Common Stock, to Mr. Lacey in accordance with the terms of the Second Amendment to Mr. Lacey's Employment Agreement as discussed in detail below in "Executive Employment Agreements". The incentive Common Stock awards and stock option grants to executives in prior fiscal years were paid pursuant to incentive plans that provided for awards and grants to the executives only if the Company met certain key performance goals established at the time the plans were adopted. These goals included, among other things, earnings and other financial targets.

              Effective as of May 31, 1996, the Company repurchased certain stock options from employees of the Company. See "Summary Compensation Table" below for a discussion of the stock option repurchases from the Named Executive Officers and "Stock Option Repurchase Program" below for more information concerning this program.

              Dennis J. Lacey is the Company's President and Chief Executive Officer. Mr. Lacey's compensation during Fiscal 1996 was governed by the terms of the Lacey Employment Agreement, which is described in detail in "Executive Employment Agreements" below. The Compensation and Operations Committee (which set Mr. Lacey's Fiscal 1996 compensation prior to the date on which Mr. Lacey became a member of the Compensation and Operations Committee) based Mr. Lacey's Fiscal 1996 compensation on both quantitative and qualitative factors directly linked to the Company's performance, achievement of short-and long-term objectives, the enhancement of stockholder value and, in the case of Mr. Lacey's Fiscal 1996 cash bonus, the factors set forth in the 1996 Cash Bonus Plan. During Fiscal 1996, Mr. Lacey's annual base salary was $225,000 through October 1, 1995, which was, effective October 2, 1995, increased to $250,000 (up from $225,000 for all of Fiscal 1995 and $214,000 for all of the fiscal year ended May 31, 1994 ("Fiscal 1994")). Mr. Lacey's base salary in Fiscal 1996 was within the range of salaries paid to chief executive officers of other independent leasing companies. Mr. Lacey also received a $33,000 cash bonus in Fiscal 1996 for services performed during Fiscal 1995. See "Summary Compensation Table" below for a discussion of the bonus that was accrued for Mr. Lacey in Fiscal 1996 and paid to him in Fiscal 1997. The Compensation and Operations Committee believes that the amount of the cash bonus paid to Mr. Lacey during Fiscal 1996 was reasonable in relation to the financial performance of the Company during Fiscal 1995. In addition, prior to October 2, 1995 and pursuant to the terms of the Lacey Employment Agreement, as defined below, Mr. Lacey was entitled to receive shares of Common Stock when and if the trading price of the Common Stock reached certain levels (the "Incentive Shares"). The Incentive Shares tied Mr. Lacey's compensation to the long-term performance of the Company and to the interests of the Company's stockholders. Effective October 2, 1995, however, pursuant to the terms of the Second Amendment, as defined below, Mr. Lacey's right to receive any unearned Incentive Shares was canceled.

              The Compensation and Operations Committee believes the Company's executive officer compensation programs serve the Company's best interests by attracting and retaining qualified professionals and providing those persons incentives to attain financial and other goals which benefit the Company and its stockholders.

                                          Compensation and Operations Committee


                                          James D. Edwards
                                          Dennis J. Lacey
                                          William B. Patton, Jr.
                                          James D. Walker

                                          May 31, 1996


EXECUTIVE EMPLOYMENT AGREEMENTS.

              THE LACEY EMPLOYMENT AGREEMENT. During Fiscal 1996, the terms of Mr. Lacey's compensation were governed by the Lacey Employment Agreement (as defined below). The parties amended and restated the Lacey Employment Agreement on October 2, 1995 (see the discussion of the Second Amendment, as defined below).

              The Lacey Employment Agreement is evidenced by that certain First Amended and Restated Dennis J. Lacey Executive Employment Agreement, dated as of June 15, 1993, as amended by that certain Amendment No. 1 to First Amended and Restated Dennis J. Lacey Executive Employment Agreement, dated as of August 26, 1995 (collectively referred to herein as the "Lacey Employment Agreement"). The term of the Lacey Employment Agreement was scheduled to expire upon the earliest to occur of (1) the close of business on September 6, 1996, unless renewed by the parties for one or more additional 12-month periods, (2) a date mutually agreed to by the parties or (3) the termination of Mr. Lacey's employment by the Company or Mr. Lacey. Pursuant to the Lacey Employment Agreement, the Company agreed to pay Mr. Lacey an annual salary of $225,000 and Mr. Lacey was entitled to receive up to 500,000 Incentive Shares of Common Stock (on a pre-Reverse
Stock Split basis) in 50,000 shares increments (on a pre-Reverse Stock Split basis) when the trading price of the Common Stock reached $1.00 (for ten consecutive trading days) and for each subsequent $.50 increase (for a similar ten-day period) in the reported trading price of the Common Stock up to $4.00 per share (on a pre-Reverse Stock Split basis) and an additional 25,000 shares of Common Stock (on a pre-Reverse Stock Split basis) for each subsequent $.33 increase (for a similar ten-day period) in the reported trading price of the Common Stock (on a pre-Reverse Stock Split basis) between $4.00 and $5.00. If a change of control of the Company (as defined in the Lacey Employment Agreement, as amended by the Second Amendment) occurred and Mr. Lacey did not maintain his current position and compensation level or obtain and maintain a substantially similar position and compensation level with any successor entity for at least two years after the date of the change in control, all of the unvested Incentive Shares were to be deemed to have been earned and would automatically vest as of Mr. Lacey's termination date or the date of the change in control, as the case may be. During Fiscal 1994, the Company registered all of the Incentive Shares with the Securities and Exchange Commission ("SEC").

              On October 2, 1995, the Company and Mr. Lacey executed that certain Second Amended and Restated Dennis J. Lacey Executive Employment Agreement (the "Second Amendment") whereby, effective as of October 2, 1995: (1) the term of the Lacey Employment Agreement was extended through September 30, 1997 (subject to the early termination provisions currently set forth in the Lacey Employment Agreement), (2) Mr. Lacey's base salary increased to $250,000,
(3) Mr. Lacey's right to receive the unearned 450,000 Incentive Shares (on a pre-Reverse Stock Split basis) under the Lacey Employment Agreement was canceled, (4) Mr. Lacey was granted options under the Amended and Restated Stock Option Plan of Capital Associates, Inc. to acquire 75,000 shares of Common Stock at an exercise price of $1.6875 per share, all of which were fully vested and immediately exercisable on the date of grant and (5) the change of control provisions in the Lacey Employment Agreement were eliminated with respect to any change of control effected by MCC and/or its affiliates.

              Pursuant to the Lacey Employment Agreement, as amended by the Second Amendment, Mr. Lacey receives an automobile allowance of $500 per month and is entitled to participate in all Company benefit plans. Mr. Lacey is also entitled to severance benefits upon the termination of his employment with the Company for any reason, including a change of control of the Company, unless his termination is voluntary or for cause. The severance benefits are equal to 100% of his base salary, will be paid in twelve (12) equal monthly installments and will be reduced by any salary Mr. Lacey receives from subsequent employment during such 12-month period. The Lacey Employment Agreement provides that the Company will pay Mr. Lacey his share of any bonuses declared by the Company's Compensation and Operations Committee, prorated based upon the aggregate dollar amounts of the bonus and Mr. Lacey's employment for the portion of the year prior to his termination date. The Company has also agreed to maintain Mr. Lacey's health insurance for the period during which Mr. Lacey receives severance payments.

              During Fiscal 1997, Mr. Lacey received a cash bonus of $50,000 for services rendered to the Company during Fiscal 1996. During Fiscal 1996, Mr. Lacey received a cash bonus of $33,000 for services rendered to the Company during Fiscal 1995. Mr. Lacey did not earn any Incentive Shares during Fiscal 1996 prior to their cancellation. During Fiscal 1996, the Company paid $3,193 of premiums for a term life and long-term disability insurance policy owned by Mr. Lacey and provided a $6,000 car allowance to Mr. Lacey in Fiscal 1996. During Fiscal 1996, Mr. Lacey did not sell any Incentive Shares prior to their termination; however Mr. Lacey did sell options to acquire 78,750 shares of Common Stock to the Company for an aggregate price of $76,922 pursuant to the Stock Option Repurchase Program. See "Summary Compensation Table, Note 4" for a discussion of the bonus that was accrued for Mr. Lacey in Fiscal 1996 and paid to him in Fiscal 1997.

              SUMMARY COMPENSATION TABLE. The following table provides certain summary information for Fiscal 1996, Fiscal 1995 and Fiscal 1994, concerning compensation awarded or paid to, or earned by, the Company's Chief Executive Officer and each of the four other executive officers of the Company whose aggregate base salary and bonus for Fiscal 1996 exceeded $100,000 (collectively referred to herein as the "Named Executive Officers"):


                                                                                                    Long-Term Incentive
                                                                                                   Compensation ("LTIP")
                                                                                    ------------------------------------------
                                                                                            Awards
                                                Annual Compensation                 -----------------------
                                        -------------------------------------       Restricted
                               Fiscal                             Other Annual        Stock       Number of
     Name and Position          Year    Salary(1)     Bonus       Compensation        Awards       Options        LTIP Payouts
     -----------------          ----    ---------     -----       ------------      ----------    ---------       ------------
- ------------------------------------------------------------------------------------------------------------------------------
Dennis J. Lacey,                1996    $252,362    $50,000(4)    $9,193(13)         -0-(18)      75,000(18)       $76,922(19)
  Chief Executive Officer;      1995    $228,584    $33,000(5)    $9,990(14)         -0-            -0-                -0-
  President and Director        1994    $220,400    $25,000(6)    $7,477(15)         -0-            -0-                -0-
- ------------------------------------------------------------------------------------------------------------------------------
John E. Christensen,            1996    $164,300    $10,000(7)           -0-         -0-            -0-            $83,766(20)
  Senior Vice President,        1995    $164,300    $ 8,000(8)           -0-         -0-            -0-                -0-
  Finance; Treasurer; and       1994    $163,900       -0-               -0-         -0-            -0-                -0-
  Chief Financial Officer
- ------------------------------------------------------------------------------------------------------------------------------
David L. Fabian,                1996    $125,459    $ 2,500(9)           -0-         -0-            -0-            $73,828(21)
  Senior Vice President,        1995    $125,450    $ 2,600(10)          -0-         -0-            -0-                -0-
  Corporate Services            1994    $125,050       -0-               -0-         -0-            -0-                -0-
- ------------------------------------------------------------------------------------------------------------------------------
John F. Olmstead,               1996    $164,300    $30,000(11)          -0-         -0-            -0-            $81,527(22)
  Senior Vice President,        1995    $164,300    $ 6,500(12)          -0-         -0-            -0-                -0-
  Public Equity                 1994    $163,900       -0-               -0-         -0-            -0-                -0-
- ------------------------------------------------------------------------------------------------------------------------------
Robert A. Golden,               1996   $165,362(2)     -0-       $ 6,000(16)         -0-            -0-            $18,000(23)
  Vice President and            1995   $130,093(3)     -0-       $ 5,000(17)         -0-            -0-                -0-
 National Sales Manager         1994     N/A (3)      N/A (3)        N/A (3)        N/A (3)        N/A (3)             N/A (3)
==============================================================================================================================

(1) Includes amounts earned but deferred at the election of the Named Executive Officer and the accrual of a $6,800 ($6,800 in Fiscal 1995 and $6,400 in Fiscal 1994) premium payment on behalf of each Named Executive Officer for a universal life insurance policy pursuant to an insurance benefit plan (the "Insurance Plan"). The amount of the annual premium allowance under the Insurance Plan is determined by a formula based on the value of certain benefits relinquished by the Named Executive Officers under the Company's 401(k) plan, from which such officers voluntarily withdrew during the fiscal year ended May 31, 1991 in order to prevent the Company's 401(k) plan from being "top heavy" under applicable Treasury regulations.

(2)      Includes $29,799 of relocation  expenses that were reimbursed in Fiscal
         1996.

(3) Mr. Golden joined the Company on May 17, 1993, and did not become a Named Executive Officer until January 1995. The $130,093 consists $100,116 of base compensation and $29,977 of commissions.

(4) Consists of a $50,000 cash bonus earned in Fiscal 1996 but not paid until Fiscal 1997, but does not include a $33,000 cash bonus earned during Fiscal 1995 and paid in Fiscal 1996.

(5) Consists of a $33,000 cash bonus earned in Fiscal 1995 but not paid until Fiscal 1996, but does not include a $25,000 cash bonus earned during Fiscal 1994 and paid in Fiscal 1995.

(6) Consists of a $25,000 cash bonus earned in Fiscal 1994 but not paid until Fiscal 1995, but does not include a $25,000 cash bonus earned during the fiscal year ended May 31, 1993 ("Fiscal 1993") and paid in Fiscal 1994.

(7) Consists of a $10,000 cash bonus earned in Fiscal 1996 but not paid until Fiscal 1997, but does not include an $8,000 cash bonus earned during Fiscal 1995 and paid in Fiscal 1996.

(8) Consists of an $8,000 cash bonus earned in Fiscal 1995 but not paid until Fiscal 1996.

(9) Consists of a $2,500 cash bonus earned in Fiscal 1996 but not paid until Fiscal 1997, but does not include a $2,600 cash bonus earned during Fiscal 1995 and paid in Fiscal 1996.

(10) Consists of a $2,600 cash bonus earned in Fiscal 1995 but not paid until Fiscal 1996.

(11) Consists of a $30,000 cash bonus earned in Fiscal 1996 but not paid until Fiscal 1997, but does not include a $6,500 cash bonus earned during Fiscal 1995 and paid in Fiscal 1996.

(12) Consists of a $6,500 cash bonus earned in Fiscal 1995 but not paid until Fiscal 1996.

(13) Includes a $6,000 automobile allowance and $3,193 of premiums paid for term life and disability insurance.

(14) Includes a $6,000 automobile allowance and $3,990 of premiums paid for term life and disability insurance.

(15) Includes a $6,000 automobile allowance and $1,477 of premiums paid for term life and disability insurance.

(16)     Includes a $6,000 automobile allowance in Fiscal 1996 ($5,000 in Fiscal
         1995).

(17)     Includes a $5,000 automobile allowance in Fiscal 1995.

(18) Through October 1, 1995, Mr. Lacey was entitled to earn up to 500,000 Incentive Shares (on a pre-Reverse Stock Split basis) under the Lacey Employment Agreement, subject to certain earnout arrangements tied to incremental increases in the trading price of the Common Stock. As of October 2, 1995, the Incentive Share program was canceled and Mr. Lacey received an option to acquire 75,000 shares of Common Stock (which option was fully vested on the date of grant) at an exercise price of $1.6875 per share. See the discussion of the Lacey Employment Agreement and the Second Amendment in "Compensation and Operations Committee Report" and "Executive Employment Agreements" above. As of the end of Fiscal 1993, Mr. Lacey had earned 50,000 Incentive Shares (on a pre-Reverse Stock Split basis) and an aggregate 450,000 Incentive Shares (on a pre-Reverse Stock Split basis) remained subject to the aforementioned earnout arrangements. Mr. Lacey was not entitled to receive, and did not receive, the 50,000 Incentive Shares (on a pre-Reverse Stock Split basis) earned by reason thereof until Fiscal 1994, when the Company completed the registration of such shares with the SEC. During Fiscal 1994, Mr. Lacey sold 25,000 Incentive Shares (on a pre- Reverse Stock Split basis) for an aggregate price of $20,236 (net of commissions). See "Executive Employment Agreements" above for a discussion of the Lacey Employment Agreement and Second Amendment.

(19) In Fiscal 1997, Mr. Lacey received $76,922 of proceeds (net of the option exercise prices) from the sale of options to acquire 78,750 shares of Common Stock to the Company pursuant to the Stock Option Repurchase Program.

(20) In Fiscal 1997, Mr. Christensen received $83,766 of proceeds (net of the option exercise prices) from the sale of options to acquire 50,625 shares of Common Stock to the Company pursuant to the Stock Option Repurchase Program.

(21) In Fiscal 1997, Mr. Fabian received $73,828 of proceeds (net of the option exercise prices) from the sale of options to acquire 46,875 shares of Common Stock to the Company pursuant to the Stock Option Repurchase Program.

(22) In Fiscal 1997, Mr. Olmstead received $81,527 of proceeds (net of the option exercise prices) from the sale of options to acquire 56,250 shares of Common Stock to the Company pursuant to the Stock Option Repurchase Program.

(23) In Fiscal 1997, Mr. Golden received $18,000 of proceeds (net of the option exercise prices) from the sale of options to acquire 15,000 shares of Common Stock to the Company pursuant to the Stock Option Repurchase Program.

              STOCK OPTION GRANTS. The Company granted no stock options to the Named Executive Officers during Fiscal 1996, except for a grant of stock options covering 75,000 shares of Common Stock to Mr. Lacey on October 2, 1995, at an exercise price of $1.6875 per share pursuant to the Second Amendment in exchange for the surrender by Mr. Lacey of the right to receive unearned Incentive Shares granted to him under the Lacey Employment Agreement. See "Executive Employment Agreements" and Note 18 to the "Summary Compensation Table" above. See "Stock Option Repurchase Program" below for a discussion of the stock option repurchase program implemented by the Company during Fiscal 1996.

              OPTION EXERCISES AND HOLDINGS. The following table provides information with respect to the Named Executive Officers concerning the exercise of stock options during Fiscal 1995 and unexercised stock options held as of the end of Fiscal 1996 (after giving effect to sales of stock options to the Company pursuant to the Stock Option Repurchase Program discussed below):


====================================================================================================================================
                                                                                                         Value of Unexercised
                                                             Number of Unexercised Options               In-the-money Options
                          Number of                                 at Year End                             at Year End (2)
                       Shares Acquired    Value Realized     -----------------------------       --------------------------------
      Name              On Exercise(1)    on Exercise (1)    Exercisable     Unexercisable       Exercisable        Unexercisable
      ----             ---------------    ---------------    -----------     -------------       -----------        -------------
- ---------------------------------------------------------------------------------------------------------------------------------
Dennis J. Lacey             -0-                -0-              26,250            -0-             $34,453                -0-
- ---------------------------------------------------------------------------------------------------------------------------------
John E. Christensen         -0-                -0-              16,875            -0-             $31,641                -0-
- ---------------------------------------------------------------------------------------------------------------------------------
David L. Fabian             -0-                -0-              15,625            -0-             $33,203                -0-
- ---------------------------------------------------------------------------------------------------------------------------------
John F. Olmstead            -0-                -0-              18,750            -0-             $35,156                -0-
- ---------------------------------------------------------------------------------------------------------------------------------
Robert A. Golden            -0-                -0-               8,125          5,625             $12,344             $7,974
=================================================================================================================================

(1) See "Stock Option Repurchase Program" below and "Executive Officers - Summary Compensation Table" above for information concerning sales of stock options by Named Executive Officers to the Company during Fiscal 1996.

(2) The value of unexercised in-the-money options at the end of Fiscal 1996 is based on the closing price of the Common Stock as reported on the NASDAQ/NMS at May 31, 1996 ($3.00 per share), less the exercise price per share of the options.


              LONG-TERM INCENTIVE PLANS. The Company awarded no shares or other compensation under long-term incentive plans to the Named Executive Officers during Fiscal 1996, except for a grant of stock options covering 75,000 shares of Common Stock to Mr. Lacey on October 2, 1995, at an exercise price of $1.6875 per share pursuant to the Second Amendment in exchange for the surrender by Mr. Lacey of the right to receive unearned Incentive Shares granted to him under the Lacey Employment Agreement. See "Executive Employment Agreements" and Note 18 to the "Summary Compensation Table" above. See "Summary Compensation Table" above for a discussion of long-term incentive plan awards in years prior to Fiscal 1996. See also "Stock Option Repurchase Program" below for information concerning sales of stock options by Named Executive Officers to the Company during Fiscal 1996.

              PERFORMANCE GRAPH. The following graph is a comparison of cumulative total return on investment among the Company, the NASDAQ Composite Index (the "NASDAQ Index") and a peer group index consisting of certain independent leasing companies (the "Peer Group Index"):


                        [PERFORMANCE GRAPH APPEARS HERE]

















                 1991       1992       1993       1994       1995       1996
- --------------------------------------------------------------------------------
NASDAQ           $100       $117       $141       $149       $177       $257
- --------------------------------------------------------------------------------
SELECT PEER      $100       $ 64       $ 70       $ 96       $129       $175
- --------------------------------------------------------------------------------
CAI              $100       $112       $225       $175       $144       $300
- --------------------------------------------------------------------------------

*    Assumes $100 Investment on January 1991
* Select Peer Group is comprised of the following independent leasing companies:*

           Amplicon                Industrial Funding Corp.
           Comdisco, Inc.          Sunrise Leasing
           LDI Corp.

     * Chancellor Corp., which was included in the Fiscal 1995 Select Peer Group, is not included in the Fiscal 1996 Select Peer Group because it was delisted by NASDAQ during Fiscal 1996.

                COMPLIANCE WITH SECTION 16(A) OF THE EXCHANGE ACT

              Section 16(a) of the Securities Exchange Act of 1934, as amended, (the "Exchange Act") requires the Company's directors, executive officers and persons who own more than ten percent of a registered class of the Company's equity securities ("10% Holders") to file with the SEC initial reports of ownership and reports of changes in ownership of Common Stock and other equity securities of the Company. Directors, officers and 10% Holders are required by SEC regulations to furnish the Company with copies of all of the Section 16(a) reports they file.

              To the Company's knowledge, during Fiscal 1996, all Section 16(a) filing requirements applicable to its directors, executive officers and 10% Holders were complied with.


                              CERTAIN TRANSACTIONS

              On October 2, 1995, the Company, Mr. Jack Durliat and Mr. Jacobs terminated the Stockholders' Agreement to which they were parties. During Fiscal 1996, the Company paid premiums of $17,790 and $14,355 with respect to the life insurance policies covering Messrs. Durliat and Jacobs, respectively (which policies the Company was required to maintain by the terms of the Stockholders' Agreement). As a result of the termination of the Stockholders' Agreement, the Company was relieved of all of its obligations thereunder, including the obligation to continue to maintain life insurance on Messrs. Durliat and Jacobs. Pursuant to their rights under the Stockholders' Agreement, Messrs. Durliat and Jacobs purchased such insurance policies from the Company for fifty percent (50%) of their net cash surrender values (i.e., $218,933 in Mr. Durliat's case and $128,164 in Mr. Jacobs' case).

              On November 10, 1995, MCC acquired voting control of the Company through a private stock purchase transaction and the delivery to MCC of proxies for shares of Common Stock subject to purchase in the future pursuant to agreements (the "Stock Purchase Agreements") executed by and among MCC, Messrs. Durliat and Jacobs, who, at that time, were two of the Company's largest stockholders. Pursuant to these Stock Purchase Agreements, MCC acquired 65,120 shares of Common Stock for a purchase price of $3.30 per share, or an aggregate amount of $214,896. In addition, MCC acquired (1) the right to purchase an additional 1,245,000 shares of Common Stock in the future for an aggregate purchase price of approximately $4.5 million and (2) proxies from Messrs. Durliat and Jacobs to vote such shares, pending their purchase. On January 9 and 10, 1996, pursuant to one of the Stock Purchase Agreements, MCC completed the purchase of 550,000 shares of Common Stock for a purchase price of $3.30 per share, or an aggregate amount of $1,815,000.

              CAII purchases substantially all of its office supplies from CEI. Mr. Jacobs is an executive officer of CEI. CAII does not presently have, and does not anticipate that it will enter into in the future, a written purchase/supply contract with CEI. CAII paid CEI approximately $31,708 in Fiscal 1996 for office supplies.

              The Company believes that the transactions described above and under the subheading "Compensation and Operations Committee Interlocks and Insider Participation" were on terms no less favorable to the Company than could have been obtained in arm's length transactions. All transactions or loans between the Company and its directors, officers, principal stockholders and their affiliates occurring after June 1, 1994 have been, and similar future transactions or loans will be, approved in advance by disinterested directors and have been or will be on terms believed by the Company to be no less favorable to the Company than those which could be obtained in arm's length transactions.


                             PRINCIPAL STOCKHOLDERS

              The following table sets forth, as of the Record Date, the number of shares and percentage of the outstanding Common Stock beneficially owned by each person known by the Company to own more than 5% of the outstanding Common Stock ("Major Stockholders"):


                                                 Beneficial Ownership(4)
                                        ----------------------------------------
                                        Number of Shares                 Percent
                                        ----------------                 -------
James D. Walker (1)                        1,428,352                      28.49%
8180 Greensboro Drive
Suite 920
McLean, Virginia 22102

William H. Buckland (1)                    1,425,052                      28.44%
8180 Greensboro Drive
Suite 920
McLean, Virginia 22102

Jack Durliat (2)                              -0-                           -0-
18 Borealis Way
Castle Rock, Colorado  80104

Gary M. Jacobs (3)                          373,412                        7.44%
2995 Baseline Road
Boulder, Colorado  80303

- --------------------

(1) MCC is the record owner of 2,138,369 shares of Common Stock. Messrs. Walker and Buckland, who are otherwise unrelated to each other, each own 50% of the issued and outstanding stock of MCC. Mr. Walker owns 11,667 vested stock options. Mr. Buckland owns 8,367 vested stock options. These amounts do not include 10,000 unvested stock options owned by each of Mr. Walker and Mr. Buckland. These amounts include 360,007 shares and 334,993 shares of Common Stock for which MCC holds proxies from Mr. Durliat and Mr. Jacobs, respectively. See "Certain Transactions" above.

(2) Mr. Durliat is the record owner of 360,007 shares of Common Stock that are subject to proxies granted to MCC for which Mr. Durliat disclaims beneficial ownership. See "Certain Transactions" above.

(3) Includes (a) 15,971 shares of Common Stock that Mr. Jacobs is entitled to acquire upon the exercise of vested stock options, (b) 13,000 shares held in the name of Mr. Jacobs' minor children for which he disclaims beneficial ownership and (c) another 344,441 shares held of record. See "Certain Transactions" above. This does not include 5,000 unvested stock options owned by Mr. Jacobs and 334,993 shares held of record by Mr. Jacobs that are subject to proxies granted to MCC and for which Mr. Jacobs disclaims beneficial ownership.

(4) A person is deemed to be the beneficial owner of securities that can be acquired by such person within sixty (60) days from the Record Date upon the exercise of options. The record ownership of each beneficial owner is determined by assuming that stock options that are held by such person and that are exercisable within sixty (60) days from the Record Date have been exercised. The total outstanding shares used to calculate each beneficial owner's percentage includes such stock options.

              The following table sets forth, as of the Record Date, the number of shares and percentage of the outstanding Common Stock beneficially owned by directors who are not Major Stockholders, the executive officers and the directors and executive officers as a group:


                                               Management Ownership(9)
                                       ---------------------------------------
      Holder                           Number of Shares                Percent
      ------                           ----------------                -------

John E. Christensen (1)                 57,876                          1.15%

David L. Fabian (2)                     15,625                           .31%

James D. Edwards (3)                    91,250                          1.80%

John F. Olmstead (4)                    47,250                           .94%

Dennis J. Lacey (5)                    133,750                          2.66%

William B. Patton, Jr. (6)             149,000                          2.90%

Robert A. Golden (7)                    11,874                           .24%

Robert A. Sharpe II (8)                  2,959                           .06%

Directors and Executive                572,084                         10.06%
Officers (other than Major
Stockholders) as a Group (8
persons)
- --------------------------

(1) Includes 16,875 shares of Common Stock that Mr. Christensen is entitled to acquire upon the exercise of vested stock options.

(2) Includes 15,625 shares of Common Stock that Mr. Fabian is entitled to acquire upon the exercise of vested stock options.

(3) Includes 76,250 shares of Common Stock that Mr. Edwards is entitled to acquire upon the exercise of vested stock options. This does not include 5,000 unvested stock options owned by Mr. Edwards.

(4) Includes 18,750 shares of Common Stock that Mr. Olmstead is entitled to acquire upon the exercise of vested stock options.

(5) Includes 26,250 shares of Common Stock that Mr. Lacey is entitled to acquire upon the exercise of vested stock options.

(6) Includes 144,000 shares of Common Stock that Mr. Patton is entitled to acquire upon the exercise of vested stock options. This does not include 5,000 unvested stock options owned by Mr. Patton.

(7) Includes 11,874 shares of Common Stock (including 3,749 shares that vested after the end of Fiscal 1996 and before the Record Date) that Mr. Golden is entitled to acquire upon the exercise of vested stock options.

(8) Includes 2,959 shares of Common Stock that Mr. Sharpe is entitled to acquire upon the exercise of vested stock options. This does not include 5,000 unvested stock options owned by Mr. Sharpe.

(9) A person is deemed to be the beneficial owner of securities that can be acquired by such person within sixty (60) days from the Record Date upon the exercise of options. The record ownership of each beneficial owner is determined by assuming that options that are held by such person and that are exercisable within sixty (60) days from the Record Date have been exercised. The total outstanding shares used to calculate each beneficial owner's percentage includes such options.

                     APPROVAL OF THE 1996 STOCK OPTION PLAN
                           OF CAPITAL ASSOCIATES, INC.

GENERAL

              The Second Amended and Restated Stock Option Plan of Capital Associates, Inc. (the "Existing Plan") will expire by its terms on October 19, 1996. The Board believes that, in order to continue to be able to attract qualified employees to the Company and provide incentive to its current employees, it is necessary to continue to have the ability to grant options to such employees to purchase Common Stock. For this reason, on August 27, 1996, the Board adopted the 1996 Plan. The number of shares ("Shares") reserved for issuance upon the exercise of stock options granted under the 1996 Plan ("Options") is 500,000. As of the Record Date, no stock options had been granted under the 1996 Plan. At the Annual Meeting, the stockholders of the Company are being asked to approve the 1996 Plan.

SUMMARY OF THE 1996 PLAN

              The Board administers the 1996 Plan and has full power to construe and interpret the 1996 Plan. The Board has full power and authority to determine, among other things, (1) the grant date and exercise date of each Option, (2) the character of an Option as an incentive stock option ("ISO") or a non-qualified stock option ("NQO"), (3) vesting restrictions, subject to certain limitations discussed below, applicable to each Option, and (4) cancellation, forfeiture, transfer and repurchase restrictions, if any, applicable to each Option and the Shares acquired upon exercise of Options. The terms and conditions of each Option may be different, and there is no requirement that any

Option contain the same terms and conditions as any other Option, except as otherwise discussed below. Any decision made or action taken by the Board arising out of, or in connection with, interpreting or administering the 1996 Plan will be final, conclusive and binding on the Company and the persons who hold Options ("Optionees").

              Pursuant to the 1996 Plan, Options may be granted only to key employees of the Company. Options granted under the 1996 Plan may be ISOs or NQOs, vest according to a schedule determined by the Board (in its sole discretion) at the time of grant of the Option (generally over a three- or four-year period from the date of the grant) and have a term of up to ten (10) years. The exercise prices of Options granted pursuant to the 1996 Plan will not be less than fair market value at the time of grant, as determined by reference to then current market prices for the Common Stock.

              The purchase price for Shares covered by Options granted under the 1996 Plan is payable to the Company in full at the time of, and to the extent of, the exercise of the Option. The purchase price may be paid (1) in cash, (2) to the extent permitted by the Board, in shares held for at least one (1) year (valued at fair market value ("FMV") on the date of exercise) or (3) a combination of cash and shares.

              The unvested portion of an Option generally expires upon termination of the Optionee's employment. The vested portion of an Option also generally expires upon termination of employment, subject to extension for up to three (3) months in the case of normal retirement of the Optionee, up to six (6) months in the case of death or disability of the optionee, or for any other period approved by the Board. Options granted under the 1996 Plan are non-transferable, except by will or the laws of descent and distribution or pursuant to a qualified domestic relations order.

              Generally, the standard Option agreement used by the Company under the 1996 Plan provides that Common Stock acquired upon exercise of an Option is subject to certain rights of repurchase on the part of the Company. In addition, the standard Option agreement also contains transfer restrictions with respect to shares of Common Stock received upon exercise of an Option.

              The number of Shares subject to an outstanding Option and the per share exercise price of an outstanding Option are subject to adjustment from time to time to reflect certain events, such as stock splits, stock dividends and the like, and to reflect mergers and similar transactions involving the Company. In the event of a merger, consolidation, change in control or other reorganization, any Option which is not exercisable on the date of such event shall become fully vested and exercisable only (1) as set forth in the applicable Option agreement or (2) as otherwise agreed to by the Board, in its sole and absolute discretion. In lieu of accelerating the vesting of any Option in the event of a merger, consolidation, change in control or other reorganization, the Board may, in its discretion, negotiate an agreement with the acquiring or surviving corporation to assume the outstanding Options or to authorize cash payments to Optionees in an amount equal to the difference between the exercise price of the Options and the FMV of the Shares subject to such Options.

              The federal income tax consequences of the grant and exercise of Options granted under the 1996 Plan will affect each Optionee differently, depending upon his individual tax situation. Under the current federal income tax laws, the federal income tax consequences to the Company and each Optionee of Options granted or exercised under the 1996 Plan are generally as follows:

              ISO's. An Optionee will not recognize taxable income, and the Company will not be entitled to a deduction, on the date of grant or exercise of an ISO. The excess of the FMV of the Shares acquired upon exercise of an ISO over the option price generally will, however, constitute an item of tax preference which may subject the Optionee to alternative minimum tax. An Optionee may be required to pay alternative minimum tax even though the Optionee receives no cash upon exercise of his or her ISO with which to pay the tax.

              Upon the sale or exchange of Shares received upon exercise of an ISO ("ISO Shares") after the later of (a) two years after the ISO grant date or
(b) one year after the ISO exercise date (referred to herein as the "ISO Holding Period"), an Optionee will recognize long-term capital gain or loss equal to the difference between the price at which the Optionee sells the ISO Shares and the Optionee's basis in such ISO Shares. The Company will not be entitled to any deduction for such capital gain recognized by the Optionee.

              If an Optionee disposes of ISO Shares before the end of either ISO Holding Period (a "Disqualifying Disposition"), the Optionee generally will recognize ordinary income equal to the difference between (a) the FMV of the ISO Shares on the ISO exercise date or, if less, the sales price, and (b) the ISO exercise price. However, if the Disqualifying Disposition is made by means of a gift or sale to a related party (defined to include, for example, members of the Optionee's family and corporations in which the Optionee holds the majority of the equity interest), the Optionee will recognize ordinary income equal to the excess of the FMV of the ISO Shares on the exercise date over the ISO exercise price. Special rules apply for determining the amount of ordinary income an Optionee must recognize if the Optionee makes a Disqualifying Disposition of ISO Shares which he or she acquired by delivering previously-owned shares of Common Stock as payment of the exercise price of an ISO. The Company will be entitled to a deduction equal to the ordinary income recognized by the Optionee from a Disqualifying Disposition.

              If the sales price an Optionee receives from a Disqualifying Disposition exceeds the FMV of the ISO Shares on the ISO exercise date, the excess is taxable to the Optionee as capital gain, long- or short-term depending upon whether the Optionee held the ISO Shares longer than twelve (12) months. An Optionee may recognize additional capital gain if such Optionee makes a Disqualifying Disposition of ISO Shares which he or she acquired by delivering previously-owned shares of Common Stock. The Company will not be entitled to a deduction for any capital gain recognized by the Optionee from such disposition.

              If an Optionee pays the exercise price of his or her ISO entirely in cash, the Optionee's adjusted basis in the ISO Shares will be equal to the amount of cash the Optionee pays for such Shares, and the Optionee's holding period for the ISO Shares will begin on the ISO exercise date. If, as payment in whole or in part of the ISO exercise price, an Optionee delivers previously-owned shares of Common Stock (other than ISO Shares not held for the ISO Holding Period), then no gain or loss will be recognized because of such delivery, and the Optionee's tax basis in, and holding period for, the newly-acquired ISO Shares will be determined as follows: As to a number of newly-acquired ISO Shares equal to the previously-owned shares delivered, the Optionee's basis and holding period for capital gain purposes (but not for Disqualifying Disposition purposes) for the previously-owned shares will carry over to the ISO Shares on a share-for-share basis. As to each remaining ISO share, the Optionee's basis will be zero (or, if the Optionee pays part of the ISO exercise price in cash, the amount of such cash divided by the number of remaining ISO Shares), and the Optionee's holding period for Disqualifying Disposition and capital gain purposes will begin on the date such share is transferred. Under Treasury regulations, any Disqualifying Disposition is deemed made from the ISO Shares with the lowest basis first.

              NQO's. An Optionee will not recognize any income, and the Company will not be entitled to a deduction, on the date of grant of an NQO. Upon the exercise of an NQO, the Optionee generally will recognize ordinary income in an amount equal to the excess of the FMV of the NQO Shares acquired on the exercise date over the NQO exercise price. However, an Optionee subject to Section 16(b) of the Exchange Act will recognize ordinary income in an amount equal to the excess of the FMV of such NQO Shares on the date the Optionee may first freely transfer such NQO Shares (the "Section 16 Termination Date") over the Exercise Price, unless the Optionee files an election under Section 83(b) of the Internal Revenue Code of 1986, as amended (the "Code"), with the Internal Revenue Service within thirty (30) days after the NQO exercise date to be taxed on the FMV of the NQO Shares on the NQO exercise date. The Company will be entitled to a deduction in an amount equal to the ordinary income recognized by the Optionee from the exercise of an NQO and will be required to withhold federal income tax based on the amount of such income.

              Upon a sale or exchange of Shares received upon exercise of an NQO, the Optionee will recognize capital gain or loss (long- or short-term, depending upon whether the Optionee has held the Shares for longer than twelve
(12) months) in an amount equal to the difference between the sales price for the NQO Shares and the Optionee's tax basis for such Shares. The Company will not be entitled to a deduction for any capital gain recognized by the Optionee from such sale or exchange.

              If an Optionee pays the exercise price of an NQO entirely in cash, the Optionee's tax basis in the Shares received upon such exercise will be equal to the greater of (1) the FMV of the Shares on the exercise date (or, if later, the Section 16 Termination Date), assuming no election has been made under Code
Section 83(b) or (2) the exercise price, and the Optionee's holding period for the NQO Shares will begin on the day after the date the Optionee's tax basis in the NQO Shares is determined.

              An Optionee will recognize no gain or loss on the delivery of shares already owned (other than ISO Shares not held for the ISO Holding Period), however acquired, as payment in whole or in part of the exercise price of an NQO. An Optionee will, however, recognize ordinary income equal to the FMV on the exercise date (or, if applicable, the Section 16 Termination Date) of the newly-acquired Shares ("New Shares") which are in excess of the previously-owned shares, reduced by the amount of cash paid, if any. The Optionee's tax basis in, and holding period for, the New Shares will be determined as follows: (1) as to the number of New Shares equal to the number of previously-owned shares delivered, the Optionee's tax basis in, and holding period for, the previously-owned shares will carryover to the New Shares on a share-for-share basis, and (2) as to each additional New Share received, the tax basis for such New Share will be equal to its FMV on the exercise date (or, if later, the Section 16 Termination Date, assuming no Code Section 83(b) election is made), and the Optionee's holding period will begin on the day after the date the Optionee's tax basis in the New Shares is determined.

              RULE 16b-3. Effective August 15, 1996, the SEC revised Rule 16b-3, which creates several exemptions to the Section 16(b) short-swing profit rules. The Company intends for all Options granted under the 1996 Plan to qualify for one or more of these exemptions.

               RATIFICATION OF APPOINTMENT OF INDEPENDENT AUDITORS

              The Board has appointed KPMG Peat Marwick LLP, certified public accountants, as auditors to examine the financial statements of the Company for Fiscal 1997 and to perform other appropriate accounting services and is requesting ratification of such appointment by the stockholders. KPMG Peat Marwick LLP has served as the Company's auditors since May 3, 1993.

              In the event that the stockholders do not ratify the appointment of KPMG Peat Marwick LLP, the adverse vote will be considered as a direction to the Board to select other auditors for the next fiscal year. However, because of the difficulty and expense of making any substitution of auditors after the beginning of the current fiscal year, it is contemplated that the appointment for Fiscal 1997 will be permitted to stand unless the Board finds other reasons for making a change.

              It is understood that even if the selection of KPMG Peat Marwick LLP is ratified, the Board, in its discretion, may direct the appointment of a new independent accounting firm at any time during the year if the Board feels that such a change would be in the best interests of the Company and its stockholders.

              A representative of KPMG Peat Marwick LLP is expected to attend the Annual Meeting and will have an opportunity to make a statement if he desires to do so and to respond to appropriate questions.

                               REVERSE STOCK SPLIT

              On November 2, 1995, the Company effected a one-for-two reverse split of the Company's Common Stock. The Reverse Stock Split did not (1) change the par value of the Common Stock (which remains $.008 per share), (2) change the authorized number of shares of Common Stock (which remains at 15,000,000 shares) or (3) change the voting rights of the holders of Common Stock (which remains one vote per share).

                         STOCK OPTION REPURCHASE PROGRAM

              Effective as of May 31, 1996, the Company adopted and implemented its Stock Option Repurchase Program, pursuant to which it repurchased 401,367 stock options granted under its employee stock option plan from 33 employees at a price of $2.45 per option share less the exercise price of the repurchased stock options (a total repurchase price, net of option exercise amounts, of $557,240).

                              STOCKHOLDER PROPOSALS

              Stockholders may submit proposals on matters appropriate for stockholder action at the Company's annual meetings consistent with regulations adopted by the SEC. For such proposals to be considered for inclusion in the proxy statement and form of proxy relating to the 1997 annual meeting, they must be received by the Company not later than June 15, 1997. Such proposals should be addressed to the Company at 7175 West Jefferson Avenue, Suite 4000, Lakewood, Colorado 80235, Attn: Corporate Secretary.

                                  OTHER MATTERS

              Management does not intend to present, and has no information as of the date of preparation of this Proxy Statement that others will present, any business at the Annual Meeting other than business pertaining to matters required to be set forth in the Notice of Annual Meeting and Proxy Statement. However, if other matters requiring the vote of the stockholders properly come before the Annual Meeting, it is the intention of the persons named in the enclosed proxy to vote the proxies held by them in accordance with their best judgment on such matters.

                                          CAPITAL ASSOCIATES, INC.

                                  FORM OF PROXY

                            CAPITAL ASSOCIATES, INC.
                           7175 WEST JEFFERSON AVENUE
                            LAKEWOOD, COLORADO 80235

                    PROXY FOR ANNUAL MEETING OF STOCKHOLDERS

                                OCTOBER 25, 1996

     The undersigned hereby appoints each of James D. Walker and Jacquelyn Kilmer as proxy and attorney-in-fact for the undersigned with full power of substitution to vote on behalf of the undersigned at the Company's 1996 Annual Meeting of Stockholders to be held on October 25, 1996, and at any adjournment(s) or postponement(s) thereof, all shares of the Common Stock $.008 par value, of the Company standing in the name of the undersigned or which the undersigned may be entitled to vote as follows:

     THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED STOCKHOLDER. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED "FOR" ITEMS 1, 2 AND 3. In their discretion, the proxies are authorized to vote upon such other business as may properly come before the Annual Meeting or any adjournments or postponements thereof, hereby revoking any proxy or proxies heretofore given by the undersigned.

          THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS.

1.  ELECTION OF DIRECTORS.....FOR all nominees____        WITHHOLD AUTHORITY____
         (except as indicated to the contrary)to vote for all nominees

Nominees:     William  H.  Buckland,    James  D.  Edwards,    Gary  M.  Jacobs,
              Dennis J. Lacey, Robert A. Sharpe, II and James D. Walker

To  withhold  authority  to  vote  for  any  individual   nominee,   write  that
individual's name in the space provided below.

- --------------------------------------------------------------------------------

2.  Approval of the 1996 Stock Option Plan of Capital Associates, Inc.:

          FOR____           AGAINST____               ABSTAIN____

- --------------------------------------------------------------------------------

3. Ratification of KPMG Peat Marwick LLP as auditors for the Company for the 1997 fiscal year:

          FOR____           AGAINST____               ABSTAIN____

                            Please sign exactly as name appears at left:

                            Dated:
                                    --------------------------------------------
                                                    Signature

                                    --------------------------------------------

                                            Signature (if held jointly)

                            When shares are held by joint tenants, both should sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. If a corporation, please sign in the corporate name by president or other authorized officer. If a partnership, please sign in partnership name by authorized person.

PLEASE MARK, SIGN, DATE AND MAIL THIS PROXY CARD PROMPTLY USING THE ENCLOSED ENVELOPE.